Exhibit 99.1

      American Physicians Capital, Inc. Reports Second Quarter 2003 Results

    EAST LANSING, Mich., Aug. 7 /PRNewswire-FirstCall/ -- American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today reported net income of $1.1 million, or $.12 per diluted share for the second quarter of 2003, compared to a net loss of ($2.7) million, or ($.28) per diluted share for the second quarter of 2002. Net operating income was $.04 per diluted share in the second quarter of 2003, as compared to a net operating loss of ($.28) per diluted share in the second quarter of 2002. See the Definition of Non-GAAP Financial Measures section included elsewhere in this press release for a definition of net operating income and loss.

    "The aggressive actions we have implemented over the last two years have resulted in the Company reporting a profitable second quarter," said President and CEO William B. Cheeseman. "Our medical professional liability and workers' compensation loss ratios have improved as a direct result of rate increases and stricter underwriting standards."

    For the six months ended June 30, 2003, the Company reported net income of $122,000, or $.01 per diluted share, compared to a net loss of $(15.3) million, or ($1.55) per share for the six months ended June 30, 2002. The net loss for the first six months of 2002 included a ($9.1) million, or ($.92) per diluted share, cumulative effect for a change in the accounting for goodwill. The net operating loss was ($624,000), or ($.07) per diluted share for the first six months of 2003 as compared to a net operating loss of ($6.1) million, or ($.61) per diluted share for the same period in 2002.

    Medical Professional Liability Results

    Net premiums earned were $38.4 million in the second quarter of 2003, a 9.6% increase over the second quarter of 2002. For the first six months of 2003, net premiums earned were $77.9 million, an increase of 14.5% from the same period in 2002. The majority of this premium increase is from the Company's rate actions, as the insured physician count at June 30, 2003 has decreased 13.9% from June 30, 2002. The decrease in physician count is due to the Company's exit from the Florida market, the discontinuance of the Ohio occurrence-based policies, and the elimination of poor risks in other markets. However, the Company has grown in its target markets.

    Loss and loss adjustment expenses continued to improve on the current accident year. The second quarter 2003 reported loss ratio was 97.7%, consisting of 97.0% on the current accident year and 0.7% of prior year development. These ratios compare to 112.3% on the 2002 accident year and 2.8% of prior year development for a total loss ratio of 115.1% reported in the second quarter of 2002. For the six months ended June 30, 2003, the reported loss ratio was 101.0% as compared to 118.1% for the same period in 2002. The Company has reported $1.25 million of adverse prior year development through June 30, 2003. The Company continues to monitor loss development closely, especially in the Ohio occurrence and Florida run-off markets.

    Underwriting expenses were $7.1 million, or 18.4% of net premiums earned in the second quarter of 2003 compared to $6.7 million, or 19.0% in the second quarter of 2002. Underwriting expenses for the first six months of 2003 were $14.9 million, or 19.1% of net premiums earned as compared to $13.1 million, or 19.2% of net premiums earned for the same period of 2002. The increases in underwriting expenses were directly attributable to an increase in commissions and premium taxes associated with the higher premium volume.

    Workers' Compensation Results

    Net premiums earned were $10.8 million in the second quarter of 2003, a 30.5% decrease from the second quarter of 2002. For the first six months of 2003, net premiums earned were $23.3 million, a decrease of 24.3% from the same period in 2002. The decrease was the result of the non-renewal of some construction accounts and other higher risk or poor performing business. This decline in premium is part of management's plan to restructure the workers' compensation book of business into a more profitable, lower-risk line of business. Rates on renewal business through the first six months of 2003 increased an average of 24.8%.

    The decline in workers' compensation net premiums earned is also a function of the Company's current philosophy to focus on the medical professional liability line of business. As a result of the favorable pricing environment, APCapital has allocated the majority of its capital to the medical professional liability line. While we remain committed to the workers' compensation line, we do not expect to grow this line significantly in the near future.

    Loss and loss adjustment expenses continue to improve from 2002. The second quarter 2003 reported loss ratio was 72.4% consisting of 78.0% on the current accident year and (5.6%) of prior year development. These ratios compare to 87.3% on the 2002 accident year and (3.3%) of prior year development for a total loss ratio of 84.0% reported in the second quarter of 2002. For the first six months of 2003, the reported loss ratio was 73.1% as compared to 78.8% for the same period in 2002. The Company has reported $1.4 million of favorable prior year development through June 30, 2003.

    Underwriting expenses were $3.6 million, or 33.6% of net premiums earned in the second quarter of 2003 compared to $3.9 million, or 25.0% in the second quarter of 2002. Underwriting expenses for the first six months of 2003 were $7.9 million, or 33.9% of net premiums earned as compared to $7.8 million or 25.2% of net premiums earned for the same period in 2002. The increases in the underwriting expense ratio were attributable to the cost of new employees, reduced premium volume, and severance costs.

    Health and Other Operating Activities

    Net premiums earned for the health program were $5.5 million in the second quarter of 2003, a 3.8% decrease over the second quarter of 2002. For the first six months of 2003, net premiums earned were $12.0 million, an increase of 5.5% from the same period in 2002. The health premiums relate to a single preferred provider program sponsored by one of the Company's major Michigan professional liability insured groups. The increase in year-to-date premiums is the result of increasing rates, as the actual number of covered lives in the program has decreased 34.1% since December 31, 2002.

    The health line generated a reported loss ratio of 97.9% in the second quarter of 2003 as compared to 85.6% in the 2002 second quarter. This increase in the second quarter losses was the direct result of several unusually large medical claims. For the first six months of 2003, the reported loss ratio was 89.6% as compared to 93.8% for the same period in 2002. This improved loss ratio was attributable to the higher rates and the non-renewal of poor performing accounts, partially offset by the unusually large medical claims recorded in the second quarter of 2003.

    Loss reserve development, reinsurance treaty adjustments and guarantee assessments related to the run-off of the personal and commercial lines resulted in a loss before taxes of ($608,000) in the second quarter of 2003 and ($1.0) million year-to-date. This compares to a loss before taxes of ($1.1) million in the second quarter of 2002 and ($1.3) million for the first half of 2002. This adverse development is associated with a small number of primarily personal injury claims that remain from this book-of-business. Management is aggressively working to resolve all outstanding claims against the Company by the end of 2003.

    Investment Income

    Investment income was $10.4 million in the second quarter of 2003, a 12.0% decrease from the second quarter of 2002. For the first six months of 2003, investment income was $20.8 million, a decrease of 8.3% from the first half of 2002. The decreases are primarily due to lower interest rates and the Company's large cash position in the first half of 2003. Much of this cash was generated when approximately $50 million of U.S. Government Agency securities were called in the first quarter of 2003, and because of an investment strategy to remain short with the Company's investments due to the unfavorable long-term interest rates. Near the end of the second quarter of 2003, management began to reallocate some of this cash to a variety of investment securities including collateralized mortgage obligations and high yield bonds. When completed, the total allocation to these asset categories will approximate 10% of the total portfolio. The average yield on investments was 5.46% for the first half of 2003 as compared to 6.10% for the same period in 2002.

    Balance Sheet and Equity Information

    APCapital's total assets were $1.083 billion at June 30, 2003, up 2.3% from December 31, 2002. Net unrealized gains on the Company's investments increased $8.7 million during the first half of 2003. At June 30, 2003, the Company's total shareholders' equity was $289.3 million, up from $280.3 million at December 31, 2002. The increase in equity was the result of unrealized gains in the investment portfolio.

    APCapital's book value per common share was $33.23 at June 30, 2003, based on 8,706,173 common shares outstanding, compared to $32.24 at December 31, 2002. Tangible book value per common share was $33.18 at June 30, 2003, compared to $32.24 at December 31, 2002.

    Trust Preferred Pools

    During the 2003 second quarter, the Company completed participation in two insurance trust preferred pools. The pools closed in May 2003 with the Company's net proceeds approximating $29 million, on $15 million of gross proceeds from each pool. The pools have a 30 year maturity and bear interest at a floating rate. The initial interest rates were 5.48% and 5.41%.

    Rating Agencies

    During the second quarter, A.M. Best reaffirmed the Company's A- (Excellent) rating. On July 31, 2003, Standard & Poor's also reaffirmed the Company's A- rating.

    Outlook

    "We are pleased with the progress we are making, but we must remain focused on pricing and the underwriting discipline," said Cheeseman. "I am encouraged by the improvements we have achieved to date and optimistic about the future."

    Conference Call

    APCapital's Web site, www.apcapital.com , will host a live Webcast of its conference call in a listen-only format to discuss 2003 second quarter results on August 8, 2003 at 10:00 a.m. Eastern time. An archived edition of the Webcast will be available for two weeks following the event. For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-800-642-1687 or (706) 645-9291 and entering the conference ID code: 1778562.
The replay will be available through 11:59 p.m. Eastern time on August 22, 2003.

    Corporate Description

    American Physicians Capital, Inc. is a national provider of medical professional liability and workers' compensation insurance through American Physicians Assurance Corporation and its other subsidiaries. The group of companies is rated A- (Excellent) by A.M. Best and A- by Standard & Poor's. Further information about the companies is available on the Internet at www.apcapital.com .

    Forward-Looking Statement

    Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves, liabilities imposed that exceed our policy limits and reserves, increased pressures on rates and our potential inability to obtain rate increases, adverse changes in the health care industry, our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers and to collect the full amount of reinsurance recoverable due to run-off or insolvency of a reinsurer, adverse regulatory changes in Michigan and all of our states of operation, our potential inability to execute our business strategy, the loss of our relationships with medical associations, an unanticipated increase in claims or other unforeseen costs due to our exit from certain markets, an interruption or change in our principal third-party distribution relationship, a reduction in our A.M. Best Company rating, negative changes in financial market conditions, a further downturn in general economic conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission, under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

    Definition of Non-GAAP Financial Measures

    The Company uses operating income (loss), a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income (loss) differs from net income (loss) by excluding the after-tax effect of realized capital gains and (losses) and the after-tax effect of changes in accounting principles.

    Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, the determination to realize capital gains or (losses) is independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. Changes in accounting principles, likewise, are not indicative of the current or future performance of our insurance operations, and have therefore also been excluded in the calculation of operating income (loss).

    The Company believes that providing only a GAAP presentation of net income makes it more difficult for users of APCapital's financial information to evaluate the success of the Company's underlying insurance operations, and may, in APCapital's opinion, lead to incorrect or misleading assumptions and conclusions regarding the Company's ongoing financial performance.

    In addition to the Company's reported loss ratios, management uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company's current underwriting performance. The accident year loss ratio, excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.


    Summary Financial Information
    APCapital, Inc.

    Balance Sheet Data                            June 30,        December 31,
                                                    2003              2002
                                         (In thousands, except per share data)
    Assets:
      Cash and investments                        $832,782          $801,556
      Premiums receivable                           53,656            62,531
      Reinsurance recoverable                      107,813            98,128
      Deferred federal income taxes                 36,727            42,542
      Federal income taxes recoverable               1,692             1,100
      Intangibles                                      434               -
      Other assets                                  50,123            53,061

        Total assets                            $1,083,227        $1,058,918

    Liabilities and Shareholders' Equity:
     Unpaid losses and loss adjustment
      expenses                                    $632,488          $637,494
     Unearned premiums                              88,742           103,420
     Note payable, officer                           5,752             6,567
     Mandatorily redeemable trust
      preferred securities                          30,000               -
     Other liabilities                              36,917            31,148
        Total liabilities                          793,899           778,629

      Shareholders' equity                         289,328           280,289

        Total liabilities and
         shareholders' equity                   $1,083,227        $1,058,918

    Book value per share:
      Total  (1)                                    $33.23            $32.24
      Tangible  (2)                                 $33.18            $32.24

    Shares outstanding                               8,706             8,695

    (1) Total book value per share is calculated by dividing shareholders' equity by the number of shares outstanding.

    (2) Tangible book value per share is calculated by dividing shareholders' equity, less any intangible assets, by the number of shares outstanding.


    Summary Financial Information
    APCapital, Inc.

    Income Statement
                                  Three Months Ended     Six Months Ended
                                       June 30,               June 30,
                                    2003     2002         2003      2002
                                 (In thousands except   (In thousands except
                                   per share data)         per share data)

    Net premiums earned            $54,496  $55,622     $112,932  $109,549
    Investment income               10,424   11,851       20,809    22,687
    Net realized gains (losses)      1,151       (2)       1,148      (288)
    Other income                       196      128          357       262
         Total revenues             66,267   67,599      135,246   132,210

    Losses and loss adjustment
     expenses                       51,030   58,369      107,012   115,533
    Underwriting expenses           11,820   11,886       25,107    23,361
    Other expenses                   1,714    1,538        2,939     2,939
      Total expenses                64,564   71,793      135,058   141,833

        Income (loss) before
         income taxes and
         cumulative effect of
         a change in accounting
         principle (1)               1,703   (4,194)         188    (9,623)
    Federal income tax expense
     (benefit)                         596   (1,475)          66    (3,373)
         Income (loss) before
          cumulative effect of a
          change in accounting
          principle (1)              1,107   (2,719)         122    (6,250)
    Cumulative effect of change in
     accounting principle (1)          -        -            -      (9,079)
         Net income (loss)          $1,107  $(2,719)        $122  $(15,329)

    Adjustments to reconcile net
     income (loss) to operating
     income (loss):
     Net income (loss)               1,107   (2,719)         122   (15,329)
         Add back:
        Realized (gains) losses,
         net of tax                   (748)       1         (746)      187
        Cumulative effect of a
         change in accounting
         principle (1)                 -        -            -       9,079

    Operating income (loss)           $359  $(2,718)       $(624)  $(6,063)

    Earnings per share data

    Net income (loss) before
     cumulative effect of a change
     in accounting principle (1)
       Basic                         $0.13   $(0.28)       $0.01    $(0.63)
       Diluted                       $0.12   $(0.28)       $0.01    $(0.63)

    Cumulative effect of a change
     in accounting principle (1)
       Basic                          $-       $-           $-      $(0.92)
       Diluted                        $-       $-           $-      $(0.92)

    Net income (loss)
       Basic                         $0.13   $(0.28)       $0.01    $(1.55)
       Diluted                       $0.12   $(0.28)       $0.01    $(1.55)

    Operating income (loss) per
     share
       Basic                         $0.04   $(0.28)      $(0.07)   $(0.61)
       Diluted                       $0.04   $(0.28)      $(0.07)   $(0.61)

    Basic weighted average shares
     outstanding                     8,599    9,712        8,597     9,870
    Diluted weighted average
     shares outstanding              8,972    9,712 (2)    8,906     9,870 (2)

    (1) In accordance with the transition guidance given in SFAS No. 142, the goodwill impairment charge, net of tax, that was determined in the fourth quarter of 2002 has been recorded in the first quarter of 2002 as SFAS No. 142 was adopted effective January 1, 2002.

    (2) Incremental shares for the conversion of options are not included in the calculation as they would be anti-dilutive.


    Summary Financial Information
    APCapital, Inc.

    Line of Business Results
      (Dollars in thousands)            Three Months Ended  Six Months Ended
                                             June 30,           June 30,
                                          2003     2002      2003      2002

    Direct Premiums Written:
      Medical professional liability     $31,081  $30,568   $78,672   $75,975
      Workers' compensation               12,942   20,130    20,168    39,399
      Health                               5,741    5,817    12,582    11,345
      Personal and commercial                -         37       -         397
        Total                            $49,764  $56,552  $111,422  $127,116

    Net Premiums Written:
      Medical professional liability     $26,615  $27,002   $66,734   $65,570
      Workers' compensation               13,043   18,912    21,348    37,038
      Health                               5,463    5,678    11,988    11,361
      Personal and commercial               (127)    (590)     (239)     (590)
        Total                            $44,994  $51,002   $99,831  $113,379

    Net Premiums Earned:
      Medical professional liability     $38,375  $35,024   $77,860   $67,975
      Workers' compensation               10,785   15,510    23,323    30,803
      Health                               5,463    5,678    11,988    11,361
      Personal and commercial               (127)    (590)     (239)     (590)
        Total                            $54,496  $55,622  $112,932  $109,549

    Loss Ratio (1):
      Medical professional liability       97.7%   115.1%    101.0%    118.1%
      Workers' compensation                72.4%    84.0%     73.1%     78.8%
      Health                               97.9%    85.6%     89.6%     93.8%
      Personal and commercial            -310.2%   -25.8%   -230.5%    -51.9%
        Total                              93.6%   104.9%     94.8%    105.5%

    Underwriting Ratio (2):
      Medical professional liability       18.4%    19.0%     19.1%     19.2%
      Workers' compensation                33.6%    25.0%     33.9%     25.2%
      Health                               18.2%    23.6%     17.5%     22.3%
      Personal and commercial            -100.0%     0.0%    -88.7%      0.0%
        Total                              21.7%    21.4%     22.2%     21.3%

    Combined Ratio (3):
      Medical professional liability      116.1%   134.1%    120.1%    137.3%
      Workers' compensation               106.0%   109.0%    107.0%    104.0%
      Health                              116.1%   109.2%    107.1%    116.1%
      Personal and commercial            -410.2%   -25.8%   -319.2%    -51.9%
        Total                             115.3%   126.3%    117.0%    126.8%


    (1) The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

    (2) The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

    (3) The combined ratio is the sum of the loss and underwriting ratios.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO )

SOURCE  American Physicians Capital, Inc.
    -0-                             08/07/2003
    /CONTACT: Ann Storberg, Investor Relations of American Physicians Capital, Inc., +1-517-324-6629/
    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO
              PRN Photo Desk, +1-888-776-6555 or +1-212-782-2840/
    /Web site:  http://www.apcapital.com /
    (ACAP)

CO:  American Physicians Capital, Inc.
ST:  Michigan
IN:  HEA INS MTC
SU:  ERN CCA MAV